Exhibit 4.1

                         HARNISCHFEGER INDUSTRIES, INC.

                              Amendments to Bylaws

1. A new Article XIII is hereby added at the end of the Bylaws, which Article reads in its entirety as follows:

                                  ARTICLE XIII

                            SIGNIFICANT TRANSACTIONS

         The affirmative vote or consent of the holders of a majority of all shares of stock of the corporation unconditionally entitled to vote in elections of directors, considered for the purpose of this Article XIII as one class, shall be required for the adoption, approval or authorization of any significant transaction (as hereinafter defined). A proxy statement responsive to the requirements of the Securities Exchange Act of 1934, as amended, shall be mailed to stockholders of the corporation for purpose of soliciting stockholder approval of such significant transaction and shall contain at the front thereof, in a prominent place, any recommendation as to the advisability (or inadvisability) of the significant transaction which the directors may choose to make and an opinion of a reputable investment banking firm as to the fairness (or not) of the terms of such significant transaction from the point of view of the stockholders of the corporation (such investment banking firm to be selected by a majority of the directors and to be paid a reasonable fee for their services by the corporation upon receipt of such opinion). As used in this Article XIII, the term "significant transaction" shall include any sale, merger, joint venture or similar transaction of the corporation or any of its subsidiaries of a size in excess of 25% of the assets of the corporation and its subsidiaries, taken as a whole, as determined in good faith by the Board. The provisions of this Article XIII shall not be applicable to any transaction between the corporation and any of its subsidiaries or between any subsidiaries of the corporation.

2. Section 1 of Article IV of the Bylaws is hereby amended and restated in its entirety to read as follows:

         SECTION 1. Number. The officers of the corporation shall be a Chairman of the Board (who must be a member of the Board of Directors and who may be a current or former employee of the corporation), a Chief Executive Officer, a President, one or more Vice Presidents (the number thereof to be determined by the Board of Directors), a Secretary, a Treasurer and a Controller, each of whom shall be elected by the Board of Directors. The Board of Directors may also elect a Vice Chairman of the Board, a Chief Operating Officer and one or more Group Presidents and may designate one or more of the Vice Presidents as Executive Vice Presidents or Senior Vice

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         Presidents. Such other officers and assistant officers and agents as may be deemed necessary may be elected or appointed by the Board of Directors. Any two or more offices may be held by the same person, except the offices of President and Secretary, and the offices of President and Vice President. The Corporate Governance Committee of the Board of Directors shall consider at least annually whether or not the Chairman of the Board should be a past or present employee of the corporation and shall make a recommendation to the Board of Directors based thereon. The Chairman of the Corporate Governance Committee will be the lead member of the non-management directors for purposes of executive sessions of the Board of Directors when management is not present and for directing communications between non-management directors and stockholders, including with respect to the matters set forth in Article XIII hereof and for such other purposes as the Board of Directors may determine.

3. A new Section 16 is hereby added to the end of Article III of the Bylaws, which Section reads in its entirety as follows:

         SECTION 16. Special Meetings of Non-Management Directors. Notwithstanding anything to the contrary contained in these Bylaws, a special meeting between all stockholders of the corporation and the non-management members of the Board of Directors may be called at any time by stockholders holding, of record or beneficially, not less than one-quarter of all the shares unconditionally entitled to vote in elections of directors. Stockholders may request a meeting by delivering a request to the Corporate Governance Committee of the Board of Directors setting forth in writing with particularity (i) the names and addresses of the stockholders requesting the meeting and of their respective representatives; (ii) a representation and evidence of ownership from each such stockholder regarding the class and number of shares of stock of the corporation owned by each such stockholder; and
         (iii) a description of the business purpose of the meeting containing all material information relating thereto. Such stockholders shall also submit such other information as the Corporate Governance Committee of the Board of Directors may reasonably request, including, without limitation, additional evidence of ownership. The Corporate Governance Committee of the Board of Directors shall be entitled to establish reasonable procedures relating to the conduct of such meeting including, without limitation, the day, time and place of such meeting and who shall be entitled to attend such meeting in addition to the stockholders and non-management members of the Board of Directors. The Chairman of the Corporate Governance Committee of the Board of Directors shall serve as chairman of the meeting. Such meeting shall be held at the expense of the corporation within 45 days after the later of the receipt of the request therefor by the Corporate Governance Committee or the receipt of any information reasonably requested by such committee as set forth above. The directors at any such meeting may, by resolution passed by a majority of such directors, make recommendations to the entire

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         Board of Directors. No meeting called pursuant to this Section 16 shall be required to be held at any time within six months of any other meeting called pursuant to this Section 16 or within three months of any annual or special meeting of stockholders.
















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